EXHIBIT 99.1

Minerco Resources, Inc.: Signs a Binding Letter of Intent to Acquire an Interest in a 1.2 Megawatt Hydroelectric Asset in Honduras

HOUSTON, TX--(Marketware - 1/13/11) - Minerco Resources, Inc. (“OTCBB: MINE”), a progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today that  the Company  has signed a binding letter of intent for the acquisition of a 30% interest in a 1.2 mega-watt, Hydro-Electric Project  known as “Caserio Rio Frio” located in the Municipality of Santa Fe, in the Department of Ocotepeque in Honduras, C.A. from Sesecapa Energy Company S.A. de C.V. (“SENCO”), a corporation formed and operated under the laws of Honduras.

The Agreement provides for the Company to acquire 30% interest of the 1.2 mega-watt Caserio Rio Frio Project. The project has its Congressional Approval, Power Purchase Agreement (“PPA”), Water Contract, Operations Contract, approved final design and construction is in progress. All Official Contracts will be published in the Honduran national newspaper called La GACETA, which ensures these executed, binding contracts obtain permanent legal effect and validity. The Project is expected to be completed and begin generating revenue in the first quarter of calendar year 2012.

The Agreement also provides for the Company to obtain a minimum 30% interest and a maximum 80% interest in the remaining 2 phases of the Project known as “El Chaguiton and El Palmar which are a cumulative 2.2 mega-watts.  These 2.2 mega-watts are also included in the PPA, and are in the Development Phase and construction is expected to begin in early 2012.

Minerco’s interest in the Caserio Rio Frio Project is estimated to have the potential capacity to gross $200 thousand per year once fully operational and has an estimated internal rate of return of 31%. For the El Chaguiton and El Palmar phases of the Project, Minerco’s estimated revenue is between $400 thousand and $1.1 million depending on the interest of the Projects it acquires.  However, such estimates are based upon preliminary results and assume all studies produce anticipated results and that expenses do not exceed budget estimates. There can be no assurance that the final results and timing will be as anticipated.

“We are very excited to have a binding agreement for an interest in the Caserio Rio Frio Project,” said Sam J Messina III, Minerco's CFO.  “The project will be a great addition to our growing portfolio of clean, renewable projects in Central America. In addition to the Project’s fundamental value, we believe that partnering with the experienced team at SENCO adds enormous intangible value to our company.”

Please contact:	Minerco Resources, Inc.
info@minercoresources.com
281-994-4187

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions. All statements in this document regarding the future outlook related to Minerco are forward-looking statements, including, but not limited to statements regarding the potential capacity and estimated internal rate of return, the value to be added from partnering with the SENCO team and the expected date of commencement of construction. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as  the our inability to receive necessary regulatory approvals, unanticipated expenses, delays in the construction of the Project and the failure of the Project to  produce the anticipated capacity or result in anticipated revenue. Additional uncertainties and risks are described in our most recently filed SEC documents, such as our most recent annual report on Form 10-K. For a more detailed discussion of factors that affect our operations, please refer to our Securities and Exchange Commission filings. Copies of this filing is available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof. The Company undertakes no obligation to update this forward-looking information.